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                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------



The Board of Directors
Boston Private Bancorp, Inc.:


We consent to the incorporation by reference in Registration Statements (Nos. 33-93634, 33-2617, 33-26133 and 2-98875) on Forms S-8 and in Registration
Statement (No. 333-19823) on Form S-3 of Boston Private Bancorp, Inc. of our report dated January 15, 1997 relating to the consolidated balance sheets of Boston Private Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Boston Private Bancorp, Inc.






                                              KPMG Peat Marwick LLP




Boston, Massachusetts
March 20, 1997








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